Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Merger Agreement”) made this 18th day of May, 2006 by and among Cirracor, Inc., a Nevada corporation (“Cirracor”), and Panda Ethanol, Inc., a Delaware corporation (the “Company”), and Grove Panda Investments, LLC (“Cirracor Stockholder”)

Recitals:

A. The respective Boards of Directors of Cirracor and the Company have determined that a merger of the Company with and into Cirracor (the “Merger”), with Cirracor being the surviving corporation, upon the terms and subject to the conditions set forth in this Merger Agreement, would be fair and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger, pursuant to which the shares of Common Stock of the Company (“Company Stock”) and the shares of Common Stock of Cirracor (“Cirracor Stock”) issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.03), other than Dissenting Shares (as defined in Section 2.01(c)), will be converted into the number of shares of Common Stock of Public Company determined by application of the applicable Exchange Ratios (defined below).

B. Cirracor, the Cirracor Stockholder and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

C. For federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Merger Agreement, the parties agree as follows:

ARTICLE I

The Merger

1.01 The Merger. Upon the terms and subject to the conditions set forth in this Merger Agreement, and in accordance with the Delaware General Corporation Law and the Nevada General Corporation Law (each, a “Merger Statute” and, collectively, the “Merger Statutes”) which shall govern the merger contemplated hereby, the Company shall be merged with and into Cirracor at the Effective Time of the Merger. At the Effective Time of the Merger, the separate existence of the Company shall cease, and Cirracor shall continue as the surviving corporation (hereinafter sometimes referred to as the “Public Company”) under the name Panda Ethanol, Inc. and assume all liabilities of the Company.

1.02 Closing. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. central time on the business day after satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the “Closing Date”), at the offices of Haynes and Boone, LLP, 901 Main St., Suite 3100, Dallas, Texas 75202, unless another date, time or place is agreed to in writing by the parties hereto.

1.03 Effective Time of Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file articles of merger (the “Articles of Merger”) in the form attached hereto as Exhibit A, to which shall be attached the Amended and Restated Articles of Incorporation of Public Company, reflecting the name change to Panda Ethanol, Inc., in substantially the form included as the second page of Exhibit A, executed in accordance with the relevant provisions of the Nevada Merger Statute, and shall make all other filings or recordings required under the Merger Statutes. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Nevada and the certificate of merger (the “Certificate of Merger”) is duly filed with the Secretary of State of Delaware, or at such other time as Cirracor and the Company shall agree should be specified in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being the “Effective Time of the Merger”). Cirracor and the Company shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.

1.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law and Nevada General Corporation Law.

1.05 Articles of Incorporation; Bylaws; Purposes.

(a) The Articles of Incorporation of the Public Company shall be the Amended and Restated Articles of Incorporation attached to the Articles of Merger until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of the Public Company shall be the Bylaws attached hereto as Exhibit B until thereafter changed or amended as provided therein or by applicable law.

(c) The purposes of the Public Company and the total number of its authorized capital stock shall be as set forth in its Articles of Incorporation until such time as such purposes and such number may be amended as provided in the Articles of Incorporation of the Public Company and by applicable law.

1.06 Directors. The directors of the Company at the Effective Time of the Merger shall be the directors of the Public Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.07 Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of the Public Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the

Capital Stock of the Constituent Corporations

2.01 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of shares of Company Stock or of Cirracor Stock:

(a) Stock of Cirracor. Provided that, immediately prior to the Effective Time of the Merger, Cirracor shall have effected a reverse stock split whereby each share of Cirracor Stock outstanding shall be converted into 0.340885 of a share of Cirracor Stock (the “Reverse Stock Split”), each share of Cirracor Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain one share of Public Company Stock (“Cirracor Exchange Ratio”) amounting in the aggregate to 1,200,000 shares, and all such shares taken together shall represent four percent (4%) of the issued and outstanding Public Company Stock. Certificates representing shares of Public Company Stock shall be issued in exchange for certificates representing that number of shares of Cirracor Stock as is determined by multiplying a share of Cirracor Stock by the Cirracor Exchange Ratio.

(b) Conversion of Company Stock. Except as otherwise provided herein, each issued and outstanding share of Company Stock shall be converted into one share of Public Company Stock (“Company Exchange Ratio”). Certificates representing shares of Public Company Stock shall be issued in exchange for certificates representing the number of shares of Company Stock, on a one-for-one basis.

(c) Dissenting Shares. Notwithstanding anything in this Merger Agreement to the contrary, shares of Company Stock or Cirracor Stock issued and outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with the Merger Statutes (“Dissenting Shares”) shall not be converted into a right to receive merger consideration unless such holder fails to perfect or otherwise loses such holder’s right to such payment or appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time of the Merger into the right to receive merger consideration in accordance with this Section 2.01. The parties shall give prompt notice to Cirracor and the Company of any demands received by either party for appraisal of shares of Common Stock, and Cirracor and the Company shall have the right to participate in all negotiations and proceedings with respect to such demands. The parties shall not, except with the prior written consent of each other, make any payment with respect to, or settle or offer to settle, any such demands.

(d) Cancellation and Retirement of Company. As of the Effective Time of the Merger, all shares of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive certificates representing the applicable merger consideration to be issued in consideration therefore upon surrender of such certificates and the right of holders of Dissenting Shares to receive payment for their Dissenting Shares.

2.02 Exchange Ratio. The “Exchange Ratio” is defined as follows: The Exchange Ratio with respect to the Cirracor Stock is set forth in Section 2.01(a) and is referred to as the Cirracor Exchange Ratio. The Exchange Ratio with respect to the Company Stock is set forth in Section 2.01(b) and is referred to as the Company Exchange Ratio.

2.03 Pre-Merger Increase in Issued and Outstanding Shares of Company Capital Stock. Prior to the Closing, Cirracor agrees that the Company may issue and sell to institutional or accredited investors up to approximately $110,815,000 of Common Stock at a price of $8.83 per share. The parties also agree that, effective as of immediately after the Effective Time of the Merger and for a period of twenty-four (24) months thereafter, no more than fifteen percent (15%) of the shares outstanding as of the Effective Time of the Merger shall be reserved for grant or issuance under any stock option plans.

2.04 Surrender of Certificates.

(a) Exchange Agent. As of the Effective Time of the Merger, the Public Company shall deposit with such bank or trust company as may be designated by the Company and reasonably acceptable to Cirracor (the “Exchange Agent”), for the benefit of the holders of shares of Cirracor Stock and Company Stock, for exchange in accordance with this Section 2.04, through the Exchange Agent, Public Company Stock issuable pursuant to Section 2.01(a) and (b) in exchange for outstanding shares of Cirracor Stock and Company Stock. At the time of such deposit, the Public Company shall irrevocably instruct the Exchange Agent to deliver the Public Company Stock to Cirracor’s stockholders and Company’s stockholders after the Effective Time of the Merger in accordance with the procedures set forth in this Section 2.04, subject to Sections 2.04 (f) and (g).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of Cirracor Stock and Company Stock, a letter of transmittal, with instructions for use in surrendering the Cirracor Stock for Public Company Stock pursuant to the Cirracor Exchange Ratio and surrendering the Company Stock for Public Company Stock pursuant to the Company Exchange Ratio. Upon surrender of a certificate representing Cirracor Stock or Company Stock for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate of Cirracor Stock or Company Stock shall be entitled to receive in exchange therefor that number of whole shares of Public Company Stock in accordance with the Cirracor Exchange Ratio or the Company Exchange Ratio, as applicable, and the certificate of Cirracor Stock or Company Stock so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Cirracor Stock or Company Stock that is not registered in the transfer records of Cirracor or the Company, a certificate evidencing the proper number of shares of Public Company may be issued in exchange therefor to a person other than the person in whose name the certificate so surrendered is registered if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Public Company Stock to a person other than the registered holder of such certificate or establish to the satisfaction of Public Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.04(b), each certificate of Cirracor Stock and Company Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender Public Company Stock pursuant to the Cirracor Exchange Ratio or the Company Exchange Ratio, plus certain dividends or other distributions in accordance with Section 2.04(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Public Company Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate with respect to Cirracor Stock or Company Stock represented thereby, if any, and all such dividends and other distributions shall be paid by the Public Company to the Exchange Agent, until the surrender of such certificate in accordance herewith. Subject to the effect of applicable escheat or similar laws, following surrender of any such certificate there shall be paid to the holder of whole Public Company Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole Public Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Public Company Shares.

(d) No Further Ownership Rights. All certificates evidencing Public Company Stock issued (including any dividends or other distributions paid pursuant to Section 2.04(c)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Cirracor Stock or Company Stock, as applicable, formerly represented by such certificates. At the close of business on the day on which the Effective Time of the Merger occurs, the stock transfer books of Cirracor and the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Cirracor or the Company of the shares of Cirracor Stock or Company Stock, as applicable, that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates of Cirracor Stock or Company Stock are presented to the Public Company or the Exchange Agent for transfer or any other reason, they shall be canceled and exchanged as provided herewith.

(e) Fractional Shares. No fractional shares of Public Company Stock shall be issued in the Merger. The aggregate merger consideration to be issued to the holder of a certificate previously evidencing Cirracor Stock or Company Stock shall be rounded up to the nearest whole share of Public Company Stock.

(f) Termination of Exchange of Shares. Any portion of the Cirracor Stock or Company Stock (and any dividends or distributions thereon) that remain undistributed to the holders of the certificates for six months after the Effective Time of the Merger shall be delivered to the Public Company, upon demand, and any holders of the certificates who have not theretofore complied with this Article II shall thereafter look only to the Public Company for, and, subject to Section 2.04(g), the Public Company shall remain liable for payment of their claim for Public Company Stock pursuant to the Cirracor Exchange Ratio or the Company Exchange Ratio, as applicable, certain dividends and other distributions in accordance with Section 2.05(c).

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.04, none of the Exchange Agent, the Public Company or any party to this Merger Agreement shall be liable to a holder of Cirracor Stock or Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Lost, Stolen or Destroyed Company Certificate. In the event any certificates of Cirracor Stock or Company Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit and indemnity of that fact by the holder thereof in a form that is reasonably acceptable to the Exchange Agent, the number of Public Company Stock as required pursuant to the Cirracor Exchange Ratio or the Company Exchange Ratio, as applicable; provided, however, that the Public Company may, in its reasonably commercial discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against the Public Company or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

ARTICLE III

Representations and Warranties

3.01 Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered to Cirracor and the Cirracor Stockholder by the Company at the time of the execution of this Merger Agreement (the “Company Disclosure Schedule”), or a certain schedule included in the Company Disclosure Schedule, as of the date of this Merger Agreement and as of the Closing Date, the Company represents and warrants to Cirracor and the Cirracor Stockholder as follows:

(a) Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.02) with respect to the Company. Panda Hereford Ethanol L.P. (“Panda Hereford”) is a Company Subsidiary and is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite partnership power and authority to carry on its business as now being conducted. Panda Hereford is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.02) with respect to the Company. Attached as Schedule 3.01(a) of the Company Disclosure Schedule are complete and correct copies of the Certificate of Incorporation and Bylaws of the Company.

(b) Subsidiaries. The only direct or indirect subsidiaries of the Company (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) are listed in Schedule 3.01(b) of the Company Disclosure Schedule. All the outstanding shares of capital stock of each such Company Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and, except as set forth in Schedule 3.01(b) of the Company Disclosure Schedule, all ownership interests in Company Subsidiaries are owned (of record and beneficially) by the Company, free and clear of all Liens. Except for the capital stock, limited liability company interests or partnership interests of the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

(c) Capital Structure. The authorized capital stock of the Company is as set forth in the Cap Table attached hereto as Exhibit C. Except as set forth in Exhibit C, as of the date hereof no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in Exhibit C, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. Except as set forth on Schedule 3.01(c) of the Company Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”) or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

(d) Authority; Noncontravention. The Company has the requisite corporate and other power and authority to enter into this Merger Agreement and to consummate the Merger. Subject to obtaining Company Stockholder Approval (as defined in Section 3.01(m)), the execution and delivery of this Merger Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Merger Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Merger Agreement do not, and the consummation of the transactions contemplated by this Merger Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Certificate of Incorporation or Bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority, agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Merger Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Merger Agreement, for the filing of the Certificate of Merger with the Secretary of State of Delaware by the Company and the filing of the Articles of Merger with the Secretary of State of Nevada by Cirracor, and except where the failure to have such consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity would not have a material adverse effect on the Company.

(e) Absence of Certain Changes or Events. Except as set forth on Schedule 3.01(e) of the Company Disclosure Schedule, since December 31, 2005 with respect to Panda Hereford, there is not and has not been: (i) any material adverse change with respect to Panda Hereford; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Panda Hereford; (iii) any event which, if it had taken place following the execution of this Merger Agreement, would not have been permitted by Section 4.01 without prior consent of Cirracor; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Merger Agreement. The Company was formed on May 1, 2006.

(f) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or Panda Hereford that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company or Panda Hereford or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Merger Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or Panda Hereford having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

(ii) Neither the Company nor Panda Hereford is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its the best of its knowledge, threatened, any of which could have a material adverse effect with respect to the Company or Panda Hereford.

(iii) The conduct of the business of the Company and Panda Hereford complies in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto that, individually or in the aggregate, are material to the conduct of the Company’s or Panda Hereford’s business, as applicable.

(g) Tax Returns and Tax Payments. Each of the Company and Panda Hereford have timely filed or timely filed an extension for all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and, to the best of the Company’s knowledge, has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of the Company or Panda Hereford or is being asserted against the Company or Panda Hereford, no audit of any Tax Return of the Company or Panda Hereford is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or Panda Hereford and is currently in effect. As used herein, “taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees,, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

(h) Environmental Matters. To its knowledge, except for noncompliance that would not reasonably be expected to have a material adverse effect on the Company or Panda Hereford, the Company and Panda Hereford are in compliance with all applicable Environmental Laws. “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, and decrees relating to the protection of the public health, welfare, and environment including, without limitation, those relating to the storage, handling, and use of chemicals and other hazardous materials (including without limitation petroleum or any fraction thereof) or other materials regulated because of their effect or potential effect on human health and the environment, those relating to the Release, generation, processing, treatment, storage, transportation, investigation, removal, remediation or other management of waste materials of any kind, and those relating to the protection of environmentally sensitive areas. “Release” shall mean release, disposal, spilling, leaking, migration, pouring, emission, emptying, discharge, injection, escape, transmission, leaching, or dumping.

(i) Material Contracts. The Company has provided or made available to Cirracor copies of all material contracts, agreements, commitments, arrangements, leases, policies or other instruments to which it or Panda Hereford is a party or by which it or Panda Hereford is bound (“Material Contracts”) all of which are listed on Schedule 3.01(i) of the Company Disclosure Schedule. Neither the Company nor Panda Hereford is , nor have either of them received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and, to the best of the Company’s knowledge, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Merger Agreement, a Material Contract means any contract, agreement or commitment to which the Company is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring the Company to indemnify any person, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness.

(j) Properties. Each of the Company and Panda Hereford has good title to all the tangible properties and tangible assets reflected in the latest balance sheet of the Company or Panda Hereford as being owned by the Company or Panda Hereford or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business or Panda Hereford’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens.

(k) Patents and Trademarks. The Company and Panda Hereford have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a material adverse effect (collectively, the “Intellectual Property Rights”). Neither the Company nor Panda Hereford has received notice (written or otherwise) that the Intellectual Property Rights used by the Company or Panda Hereford violates or infringes upon the rights of any person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights. The Company and Panda Hereford have taken reasonable security measures to protect the secrecy, confidentiality and value of all of the Intellectual Property Rights, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

(l) Board Recommendation. The Board of Directors of the Company has unanimously determined that the terms of the Merger are fair to and in the best interests of the stockholders of the Company and has recommended that the holders of the shares of Company Stock approve the Merger.

(m) Required Company Stockholder Approval. The affirmative vote or consent of a majority of the issued and outstanding shares of the Company Stock is the only vote or consent of the holders of any class of the Company’s securities necessary to approve the Merger (the “Company Stockholder Approval”).

3.02 Representations and Warranties of Cirracor and the Cirracor Stockholder. Cirracor and the Cirracor Stockholder solely as to its status as set forth in Section 3.02(a), its authority as set forth in Section 3.02(d) and its acquisition of Cirracor Stock as set forth in Section 3.02(u) but not as to any matter pertaining to Cirracor represent and warrant as of the date of this Merger Agreement and as of the Closing Date to the Company as follows:

(a) Organization, Standing and Corporate Power. Cirracor is duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to carry on its business as now being conducted. Cirracor is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Cirracor. Cirracor has delivered to the Company complete and correct copies of its Articles of Incorporation and Bylaws and such Articles of Incorporation (or other organization documents) and Bylaws of Cirracor are included in Schedule 3.02(a) of the disclosure statement delivered to the Company by Cirracor at the time of the execution of this Merger Agreement (the “Cirracor Disclosure Schedule”). The Cirracor Stockholder is duly organized, validly existing and in good standing under the laws of the State of Delaware as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted.

(b) Subsidiaries. The only direct or indirect subsidiaries of Cirracor (each, a “Cirracor Subsidiary” and, collectively, the “Cirracor Subsidiaries”) are listed in Schedule 3.02(b) of the Cirracor Disclosure Schedule. All the outstanding shares of capital stock of each such Cirracor Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and, except as set forth in Schedule 3.02(b) of the Cirracor Disclosure Schedule, are owned (of record and beneficially) by Cirracor, free and clear of all Liens. Except for the capital stock of its subsidiaries, all of which are corporations, Cirracor does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

(c) Capital Structure. As of the date hereof, the authorized capital stock of Cirracor consists of 50,000,000 shares of Cirracor Stock, $0.001 par value, of which 3,520,250 shares of Cirracor Stock are issued and outstanding. As of the date of this Merger Agreement, the Cirracor Stockholder owns (and at Closing will own at least) 2,500,000 shares of Cirracor Stock which are and, after giving effect to the Reverse Stock Split, at the Effective Time of the Merger will be free and clear of all liens, claims and encumbrances. As of the Effective Time of the Merger, the authorized capital stock of Cirracor Common Stock shall consist of 50,000,000 shares of Cirracor Stock, $0.001 par value, of which 1,200,000 shares of Cirracor Stock shall be issued and outstanding. No shares of Cirracor Stock are or shall be issuable upon the exercise of outstanding warrants, convertible notes and options, and no shares of Cirracor Stock are or shall be reserved for issuance pursuant to Cirracor stock plans or any other plan, contract or obligation. 5,000,000 shares of Cirracor Preferred Stock, $0.001 par value, are authorized, none of which is or shall be issued and outstanding. Except as set forth above, no shares of capital stock or other equity securities of Cirracor or shall be issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Cirracor are, and all shares which may be issued pursuant to this Merger Agreement shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth in Schedule 3.02(c) of the Cirracor Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Cirracor having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Cirracor may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Cirracor or any of its subsidiaries is a party or by which any of them is bound obligating Cirracor or any its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Cirracor or any of its subsidiaries or obligating Cirracor or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Cirracor or any of its subsidiaries or obligating Cirracor or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Cirracor or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Cirracor or any of its subsidiaries.

(d) Authority; Noncontravention. Cirracor and the Cirracor Stockholder have all requisite corporate authority to enter into this Merger Agreement and to consummate the transactions contemplated by this Merger Agreement. Subject to obtaining the Cirracor Stockholder Approval (as defined in Section 3.02(y) with regard to Cirracor, the execution and delivery of this Merger Agreement by Cirracor and the Cirracor Stockholder and the consummation by Cirracor and the Cirracor Stockholder of the transactions contemplated by this Merger Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Cirracor or the Cirracor Stockholder. This Merger Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Cirracor and Cirracor Stockholder, enforceable against Cirracor and Cirracor Stockholder, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Merger Agreement do not, and the consummation of the transactions contemplated by this Merger Agreement and compliance with the provisions of this Merger Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Cirracor or any of its subsidiaries or the Cirracor Stockholder under, (i) the Articles of Incorporation or bylaws of Cirracor or the comparable charter or organizational documents of any Cirracor Subsidiary or the Cirracor Stockholder, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Cirracor, any Cirracor Subsidiary, the Cirracor Stockholder or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Cirracor, any Cirracor Subsidiary, Cirracor Stockholder or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Cirracor or the Cirracor Stockholder or could not prevent, hinder or materially delay the ability of Cirracor or the Cirracor Stockholder to consummate the transactions contemplated by this Merger Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Cirracor, any other Cirracor Subsidiary or the Cirracor Stockholder in connection with the execution and delivery of this Merger Agreement by Cirracor or the Cirracor Stockholder or the consummation by Cirracor or the Cirracor Stockholder of any of the transactions contemplated by this Merger Agreement, except for the filing of the Articles of Merger with the Secretary of State of Nevada by Cirracor and the filing of the Certificate of Merger with the Secretary of State of Delaware by the Company and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the “blue sky” laws of various states and except where the failure to have such consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity would not have a material adverse effect on Cirracor or the Cirracor Stockholder.

(e) S.E.C. Documents; Undisclosed Liabilities. Except as set forth on Schedule 3.02(e) of the Cirracor Disclosure Schedule, Cirracor has timely filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the “S.E.C.”) and Cirracor has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the S.E.C. (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Cirracor S.E.C. Documents”). As of their respective dates, the Cirracor S.E.C. Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, and the rules and regulations of the S.E.C. promulgated thereunder applicable to such Cirracor S.E.C. Documents, and none of the Cirracor S.E.C. Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the S.E.C. (a copy of which has been provided to the Company prior to the date of this Merger Agreement), none of the Cirracor S.E.C. Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Cirracor included in such Cirracor S.E.C. Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the S.E.C. with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-QSB of the S.E.C.) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Cirracor and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Cirracor’s independent accountants). Neither Cirracor nor any Cirracor Subsidiary has, and at the Effective Time of the Merger neither Cirracor nor any of such Cirracor Subsidiaries shall have, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, exceed $100,000, not including expenses incurred pursuant to Section 5.05 below.

(f) Absence of Certain Changes or Events. Except as disclosed in the Cirracor S.E.C. Documents, since September 30, 2005, Cirracor has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to Cirracor; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Cirracor; (iii) any event which, if it had taken place following the execution of this Merger Agreement, would not have been permitted by Section 4.01 without the prior consent of the Company; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Cirracor to consummate the transactions contemplated by this Merger Agreement.

(g) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the best of Cirracor’s knowledge, threatened against or affecting Cirracor that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Cirracor or prevent, hinder or materially delay the ability of Cirracor to consummate the transactions contemplated by this Merger Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Cirracor having, or which, insofar as reasonably could be foreseen by Cirracor, in the future could have, any such effect.

(ii) Cirracor does not have any employees and is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its the best of its knowledge, threatened, any of which could have a material adverse effect with respect to Cirracor.

(iii) Cirracor is not, and previously has not been, in violation in any material respect of any material statute, law, regulation, ordinance, rule, judgment, order, decree or arbitration award applicable to Cirracor or its business, including applicable securities laws and regulations. Cirracor has not received notice of any noncompliance with the foregoing, nor is it aware of any claims or threatened claims in connection therewith. Cirracor has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports Cirracor has previously filed with the SEC.

(h) Benefit Plans. Cirracor is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which Cirracor currently has an obligation to provide benefits to any current or former employee, officer or director of Cirracor.

(i) Certain Employee Payments; ERISA. Cirracor is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Cirracor of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Merger Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered. Cirracor does not maintain or have any obligation to make contributions to, any employee benefit plan within the meaning of Section (e)(3) of the United States Employee Retirement Income Security Act of 1974, as amended or any other retirement, profit sharing, stock option, stock bonus or employee benefit plan.

(j) Tax Returns and Tax Payments. Except as set forth on Schedule 3.02(j) of the Cirracor Disclosure Schedule, Cirracor has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and, to the best of Cirracor’s knowledge, has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of Cirracor or is being asserted against Cirracor, no audit of any Tax Return of Cirracor is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Cirracor and is currently in effect.

(k) Environmental Matters. Without limiting the foregoing, Cirracor and any other person or entity for whose conduct Cirracor is legally held responsible are and have been in material compliance with all applicable Environmental Laws. Neither Cirracor nor any other person or entity for whose conduct Cirracor is legally responsible, has (i) received any notice, demand, request for information, or administrative or other inquiry relating to any alleged violation of an Environmental Law, any Release of any Hazardous Substance, or the institution of any suit, action, claim or proceeding alleging such violation or Release or investigation by any governmental authority or any third party of any such Release or alleged violation, (ii) manufactured, generated, treated, stored, handled, processed, Released, transported or disposed of any Hazardous Substance on, under, from or at any of Cirracor’s properties or any other properties, (iii) become aware or received notice of the Release or disposal of any Hazardous Substances on, under, to, from or at any of Cirracor’s properties or any other properties, (iv) become aware or received notice of any actual or potential material liability on the part of Cirracor relating to any Hazardous Substance at or arising from any of Cirracor’s operations, properties or any other properties owned or operated (either presently or in the past) by Cirracor or any other person for whose conduct Cirracor is legally responsible, or (v) become aware of or received notice of any actual or potential liability on the part of Cirracor for the costs of response to or remediation of hazardous substances at or arising from any properties owned or operated by Cirracor or any other person for whose conduct Cirracor is or may be held responsible. For purposes of this Merger Agreement, the term “Hazardous Substance” shall mean materials regulated because of their effect or potential effect on human health and the environment, and includes, without limitation, “hazardous substances” and “pollutants or contaminants”, as those terms are defined in any Environmental Law, petroleum, including any fraction thereof, “natural gas, natural liquids, liquefied natural gas, or synthetic gas usable for fuel,” any “solid waste,” or “hazardous waste” as those terms are used in any Environmental Law any toxic or hazardous materials or substances, asbestos, buried contaminants, chemicals, flammable explosives, or radioactive materials. No Environmental Law imposes any obligation upon Cirracor arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any governmental authority, the placement of any notice, acknowledgment, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree.

(l) Material Contracts. Cirracor does not have any Material Contracts to which it is a party or by which it is bound.

(m) Properties. Cirracor neither owns nor leases any real property or other tangible assets.

(n) Patents and Trademarks. Cirracor and the Cirracor Subsidiaries have, or have rights to use, all Intellectual Property Rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a material adverse effect. Neither Cirracor nor any Cirracor Subsidiary has received notice (written or otherwise) that the Intellectual Property Rights used by Cirracor or any Cirracor Subsidiary violates or infringes upon the rights of any person. To the knowledge of Cirracor, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights. Cirracor and the Cirracor Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of the Intellectual Property Rights, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

(o) No Brokers. Cirracor has not employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Merger Agreement, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders’ fees or commissions in connection with the transactions contemplated hereby.

(p) Listing and Maintenance. Cirracor has not received notice from the Over-the-Counter Bulletin Board to the effect that Cirracor is not in compliance with the listing maintenance requirements of such trading market. Cirracor is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(q) Board Recommendation. The Board of Directors of Cirracor has unanimously determined that the terms of the Merger are fair to and in the best interests of the stockholders of Cirracor and has recommended that the holders of the shares of Cirracor Stock approve the Merger.

(r) Financial Statements. Cirracor has delivered to the Company a true and complete copy of its audited financial statements for the fiscal years ended September 30, 2003, 2004 and 2005, and the unaudited financial statements for the interim period ending March 31, 2006 (the “Cirracor Financial Statements”). The Cirracor Financial Statements are complete, accurate and fairly present the financial condition of Cirracor as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein as of the dates thereof, subject to normal year-end adjustments as to unaudited interim periods. The Cirracor Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Cirracor as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

(s) Disclosure. Cirracor has (and at the Closing will have) disclosed in writing to the Company all events, conditions and facts materially affecting the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of Cirracor.

(t) Records. The financial records, minute books, and other documents and records of Cirracor have been delivered to the Company prior to the date hereof. The records and documents of Cirracor that have been delivered to the Company constitute all of the records and documents of Cirracor.

(u) Securities Laws. Cirracor has complied with all of the provisions relating to the issuance of shares, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuance. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. The Cirracor Stockholder complied with all of the provisions relating to the acquisition of Cirracor Stock under the Securities Act, other applicable securities law, and all applicable blue sky laws in connection with all of the Cirracor Stock acquired by it.

(v) Information Provided. All information regarding Cirracor which has been provided to the Company by Cirracor or set forth in any document or other communication, disseminated to any former, existing or potential stockholders of Cirracor or to the public or filed with the S.E.C. or any state securities regulators or authorities was true, complete, accurate in all material respects at the time it was provided, was not misleading, and was and is in full compliance with all securities laws and regulations.

(w) No Undisclosed Liabilities. There is no basis for any assertion against Cirracor of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto except for up to a maximum of $100,000 of liabilities plus expenses incurred pursuant to Section 5.05 below. Neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from Cirracor to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Cirracor, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Cirracor, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(x) No Conflict with Company Business. No aspect of Cirracor’s past or present business, operations, or assets is of such a character as would restrict or otherwise hinder or impair Cirracor from carrying on the business of the Company as it is presently being conducted by the Company.

(y) Required Cirracor Stockholder Approvals. The affirmative vote or consent of a majority of the issued and outstanding shares of the Cirracor Stock is the only vote or consent required to approve the Reverse Stock Split and the Merger. (“Cirracor Stockholder Approval”).

(z) No Untrue Statement. No representation or warranty by Cirracor or Cirracor Stockholder contained in this Merger Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. There is no current or prior event or condition of any kind or character pertaining to Cirracor that may reasonably be expected to have a material adverse effect on Cirracor or the Company. Except as specifically indicated elsewhere in this Merger Agreement, all documents delivered by Cirracor in connection herewith have been and will be complete originals, or exact copies thereof.

ARTICLE IV

Covenants Relating to Conduct of Business Prior to Merger

4.01 Conduct of Company and Cirracor. From the date of this Merger Agreement and until the earlier of the Effective Time of the Merger, or until the prior termination of this Merger Agreement, the Company and Cirracor shall not, and the Cirracor Stockholder shall cause Cirracor not to, unless mutually agreed to in writing:

(a) engage in any transaction except for (i) transactions in the normal and ordinary course of business of the Company and the Company Subsidiaries, including the development and financing of current and future ethanol projects pursuant to the Company’s and its Subsidiaries’ ethanol project business, (ii) the sale by the Company of shares of its Common Stock as contemplated herein, (iii) the assumption of the approximately $99,600,000 term loan, the approximately $52,000,000 letter of credit and the approximately $5,000,000 working capital to be obtained in connection with the proposed project financing for Panda Hereford (the “Senior Secured Project Debt”) and $35,900,000 term loan obtained in connection with the proposed financing for Panda Hereford (the “Subordinated Project Debt”), subject to future adjustment and (iv) the Reverse Stock Split;

(b) except as set forth in Section 4.01(a), sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) except as set forth in Section 4.01(a), fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time of the Merger;

(d) except as set forth in Section 4.01(a), suffer or permit any material adverse change to occur with respect to the Company and Cirracor or their business or assets; or

(e) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by generally accepted accounting principles.

ARTICLE V

Additional Agreements

5.01 Stockholder Approval. Cirracor will, as soon as practicable following the execution of the Merger Agreement, call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining the Cirracor Stockholder Approval. As soon as practicable following the later of the Company providing Cirracor (i) the Company’s audited financial statements for use in the Proxy Statement (as defined below) or (ii) all reasonably necessary information regarding the Company as required for disclosure in the Proxy Statement, Cirracor shall file with the S.E.C. a preliminary and final definitive proxy statement (such preliminary and final definitive proxy statement, and any amendments or supplements thereto, collectively, the “Proxy Statement”) pursuant to Rule 14a-3 under the Exchange Act, and shall cause the Proxy Statement to be mailed to the holders of the Cirracor Stock. Cirracor agrees to provide the Company and its counsel with any written or oral comments Cirracor or its counsel may receive from the S.E.C. with respect to such Proxy Statement promptly after the receipt of such comments. Cirracor shall also provide the Company and its counsel a reasonable opportunity to review each of the filings relating to the Proxy Statement prior to its filing with the S.E.C. or dissemination to the holders of the Cirracor Stock and to participate, including by way of discussions with the S.E.C., in the response of Cirracor to such comments. The Board of Directors of Cirracor will take all lawful action to regarding such approval, including, without limitation, the timely mailing of the Proxy Statement. At the Stockholder Meeting, the Cirracor Stockholder will vote all of its Cirracor Stock in favor of the Reverse Stock Split, the Merger Agreement, the Merger and the transactions contemplated thereby. The Company will, as promptly as practicable following the availability of its audited financial statements, call, give notice of, convene and hold a meeting of its stockholders, or obtain the written consent of the holders of at least a majority of the outstanding Company Stock, for the purpose of obtaining the Company Stockholder Approval.

5.02 Access to Information; Confidentiality.

(a) Each of the Company and Cirracor shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to the other party and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Cirracor shall, and shall cause its officers, employees and representatives to, furnish promptly to the other party all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of the Company and Cirracor set forth herein and compliance by the Company and Cirracor of their obligations hereunder, during the period prior to the Effective Time of the Merger, Cirracor shall provide the Company and its representatives, and the Company shall provide Cirracor and its representatives, with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable such party to confirm the accuracy of the representations and warranties of the other party set forth herein and compliance by the Company and Cirracor with its obligations hereunder, and, during such period, Cirracor shall, and shall cause the Cirracor Subsidiaries, officers, employees and representatives to, furnish promptly to the Company upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each of the Company, and Cirracor will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

(b) No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.03 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Merger Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Merger Agreement. Cirracor and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of the Company to the Public Company in the Merger, in connection with the transactions contemplated by this Merger Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Cirracor and the Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

5.04 Public Announcements. Cirracor, the Cirracor Stockholder and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Merger Agreement, including making any SEC filing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Merger Agreement shall be mutually agreed upon prior to the issuance thereof, including the initial Form 8-K to be filed announcing that the parties have entered into the Merger Agreement. Notwithstanding the foregoing, Company may disclose the contemplated Merger in letters, proxy materials, information statements, consents and other documents sent to the Company’s stockholders and Cirracor may disclose the contemplated Merger and related transactions in letters, proxy statements, information statements, consents and other documents sent to Cirracor’s stockholders. Cirracor and the Company acknowledge that the Public Company must file with the S.E.C., within four business days after the Closing Date, a Current Report on Form 8-K describing the Merger and other information required by the S.E.C. to be included in such report (the “8-K”). Prior to the Closing Date, Cirracor, the Cirracor Stockholder and the Company will cooperate with each other in preparing the 8-K and any amendments thereto, commonly called the Super 8-K.

5.05 Payments; Expenses. All costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, Cirracor shall not incur costs and expenses through the Closing Date in excess of $125,000.

5.06 Directorships. Upon the Effective Time of the Merger, the Board of Directors of the Public Company shall consist of the directors of the Company immediately prior to the Merger, who each shall be designated to serve until his or her respective successor is duly elected and qualified or until he or she resigns, dies or is removed.

5.07 No Solicitation. Except as set forth in Section 2.03, during the term of this Merger Agreement none of the Company, Cirracor and the Cirracor Stockholder shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate, execute or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving the Company or Cirracor (other than the transaction contemplated by this Merger Agreement) or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to the Company of the transactions contemplated hereby. The Company, Cirracor and the Cirracor Stockholder will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

ARTICLE VI

Conditions Precedent

6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval and the Cirracor Stockholder Approval shall have been obtained.

(b) OTCBB Clearance. The shares of Public Company Stock shall have been cleared for quotation on the Over-the-Counter Bulletin Board.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(d) No Dissent. Holders of no more than five percent (5%) of the issued and outstanding shares of the Company’s Common Stock shall have asserted their appraisal rights with respect to the Merger.

(e) Equity Financing and Debt Issuance. The Company shall have closed the planned sale of its Common Stock to institutional or accredited investors with gross proceeds therefrom of not less than approximately $110,815,000 and have assumed the Senior Secured Project Debt and the Subordinated Project Debt.

(f) Reverse Stock Split. The Reverse Stock Split shall have been approved at the Stockholder Meeting and effected by all applicable filings pursuant to the Nevada General Corporation Law.

6.02 Conditions to Obligations of Cirracor. The obligations of Cirracor to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Merger Agreement shall be true and correct in all material respects, in each case as of the date of this Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which speak of an earlier date which shall be true and correct as of such date. Cirracor shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Merger Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions herein contemplated or perform its obligations hereunder), and Cirracor shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

(c) Consents, etc. Cirracor shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Merger Agreement or seeking to obtain from Cirracor or any Cirracor Subsidiary any damages that are material in relation to Cirracor and the Cirracor Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, any Company Subsidiary, Cirracor or any Cirracor Subsidiary of any material portion of the business or assets of the Company, any Company Subsidiary, Cirracor or any Cirracor Subsidiary, or to dispose of or hold separate any material portion of the business or assets of the Company, any Company

Subsidiary, Cirracor or any Cirracor Subsidiary, as a result of the Merger or any of the other transactions contemplated by this Merger Agreement, (iii) seeking to prohibit the Company or any Company Subsidiary from effectively controlling in any material respect the business or operations of the Company, or (iv) that could reasonably be expected to result in criminal or material uninsured or unindemnifiable personal liability on the part of one or more directors of Cirracor.

(e) Filing of Certificate of Merger. The Company shall have filed in the office of the Secretary of State of Delaware or other office of each jurisdiction in which such filings are required, all applications, certificates and other documents, and pay all fees, as shall be necessary for the Merger to become effective, including the Certificate of Merger.

(f) Registration Rights Agreement. The Registration Rights Agreement in substantially the form attached hereto as Exhibit D shall have been executed by the Public Company regarding the shares of Public Company Stock acquired in the Merger by the Cirracor Stockholder.

6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Cirracor and the Cirracor Stockholders set forth in this Merger Agreement shall be true and correct in all material respects, in each case as of the date of this Merger Agreement and as of the Closing Date as though made on, and as of, the Closing Date, except for those representations and warranties which speak of an earlier date which shall be true and correct as of such date. The Company shall have received a certificate signed on behalf of Cirracor by the president of Cirracor and the Cirracor Stockholder to such effect.

(b) Performance of Obligations of Cirracor. Cirracor and the Cirracor Stockholder shall have performed the obligations required to be performed by them under this Merger Agreement at, or prior to, the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to Cirracor or adversely affect the ability of Cirracor to consummate the transactions herein contemplated or perform its obligations hereunder), and the Company shall have received a certificate signed on behalf of Cirracor by the president of Cirracor and the Cirracor Stockholder to such effect.

(c) No Litigation. There shall not be pending or threatened by any Governmental Entity or any other person any suit, action or proceeding, (i) which could reasonably be expected, if adversely determined, to result in liability on the part of one or more directors of the Company, (ii) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Merger Agreement, (iii) seeking to prohibit or limit the ownership or operation by the Company, any Company Subsidiary, Cirracor or any Cirracor Subsidiary, or to dispose of or hold separate any material portion of the business or assets of the Company, any Company Subsidiary, Cirracor or of any Cirracor Subsidiary, as a result of the Merger, (iv) seeking to prohibit the Company or any Company Subsidiary from effectively controlling in any material respect the business or operations of the Company or (v) that could reasonably be expected to result in criminal or material uninsured or unindemnifiable personal liability on the part of one or more directors of the Company.

(d) Consents, etc. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby, or to conduct the business of the Public Company after the Merger, have been obtained.

(e) Filing of Articles of Merger. Cirracor shall have filed in the office of the Secretary of State of Nevada or other office of each jurisdiction in which such filings are required, all applications, certificates and other documents, and pay all fees, as shall be necessary for the Merger to become effective, including the Articles of Merger.

(f) No Dissent. Holders of no more than five percent (5%) of the shares of issued and outstanding capital stock of Cirracor shall have asserted their dissenters or appraisal rights with respect to the Merger.

(g) Pledge Agreement. The Pledge Agreement, in substantially the form attached hereto as Exhibit E (the “Pledge Agreement”), shall have been executed by the Cirracor Stockholder and the Collateral Agent (as defined below) pursuant to which the Cirracor Stockholder shall have pledged the Pledged Shares (as defined below) to the Public Company and shall have deposited with the Collateral Agent the Pledged Shares and the Pledged Shares shall have been deposited with the Collateral Agent.

(h) Legal Opinion. The Company shall have received a legal opinion from Cirracor’s securities counsel, Karin Carter, Esq., in a form reasonably acceptable to the Company dated the Closing Date providing legal opinions regarding issues, including, but not limited to the following: (i) the organization and good standing of Cirracor and the Cirracor Subsidiaries, (ii) the authority of Cirracor to enter into and perform its obligations under this Agreement, (iii) the enforceability of the Merger Agreement and the documents related thereto, (iv) the lack of conflict, violation of law or filings resulting from Cirracor entering into or performing its obligations under the Agreement, (v) Cirracor’s capital stock, including due authorization, valid issuance, fully paid and non-assessable regarding the outstanding shares of Cirracor Stock and (vi) the lack of litigation against Cirracor.

(i) Releases. All the concerned officers, directors and employees of Cirracor, including, but not limited to, Sean Connelly and Reed Fisher, but excluding Neilan Vancas, shall have provided Cirracor with releases (each, a “Release” and collectively, the “Releases”) in substantially the form attached hereto as Exhibit F-1. Cirracor shall use its reasonable best efforts to cause Charles McBride to provide it with a Release. Ryan Neely and Christopher V. Radomski shall have provided Cirracor with releases in substantially the form attached hereto as Exhibit F-2.

ARTICLE VII

Termination, Amendment and Waiver

7.01 Termination. This Merger Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(a) by mutual written consent of Cirracor and the Company;

(b) by either Cirracor or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by Cirracor, if the Merger shall not have been consummated on or before December 31, 2006; provided that such failure has not occurred as a proximate result of the failure of Cirracor to perform its obligations under this Merger Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event Cirracor may not terminate this Merger Agreement pursuant to this provision for a period of 10 days following its cure of such failure; provided, further, that if the Company requests an extension of the Closing after this date and Cirracor consents in writing, then Cirracor may not terminate this Merger Agreement under this provision until the expiration of such extension period;

(d) by the Company, if (i) the Proxy Statement shall not have been cleared by the SEC on or before the 90th day after the later of the Company providing Cirracor (x) the Company’s audited financial statements for use in the Proxy Statement or (y) all reasonably necessary information regarding the Company as required for disclosure in the Proxy Statement or (ii) the Merger has not been consummated within 30 days after the SEC clears the Proxy Statement ; provided that such failure has not occurred as a proximate result of the failure of the Company to perform its obligations under this Merger Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event the Company may not terminate this Merger Agreement pursuant to this provision for a period of 10 days following its cure of such failure; provided, further, that if Cirracor requests an extension of the Closing after this date and the Company consents in writing, then the Company may not terminate this Merger Agreement under this provision until the expiration of such extension period;

(e) by Cirracor, if a material adverse change shall have occurred relative to the Company, which change constitutes a material breach and is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Cirracor to the Company;

(f) by Cirracor, if the Company willfully fails to perform in any material respect any of its material obligations under this Merger Agreement, which constitutes a material breach and is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Cirracor to the Company;

(g) by the Company, if a material adverse change shall have occurred relative to Cirracor or the Cirracor Stockholder, which change constitutes a material breach and is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Cirracor;

(h) by the Company, if Cirracor or the Cirracor Stockholder willfully fails to perform in any material respect any of their respective material obligations under this Merger Agreement, which constitutes a material breach and is not curable, or if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Cirracor or the Cirracor Stockholder;

(i) by Cirracor, if the Company has a stockholder meeting to obtain the Company Stockholder Approval and such Company Stockholder Approval is not obtained, including at any adjournment of the stockholder meeting.

(j) by the Company, if the Cirracor Stockholder Approval is not obtained at the Stockholder Meeting, including at any adjournment of the Stockholder Meeting.

7.02 Effect of Termination. In the event of termination of this Merger Agreement by either the Company or Cirracor provided in Section 7.01, this Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Cirracor, the Cirracor Stockholder or the Company, other than the provisions of the last sentence of Section 5.02(a), Section 5.04, Section 5.05 and this Section 7.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Merger Agreement.

7.03 Amendment. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Such amendment or amendments may be made with the approval of the Board of Directors of the Company, Cirracor and the Cirracor Stockholder and without the further approval of the stockholders of either the Company or Cirracor so long as such change does not amend the terms of the Merger Agreement to the material detriment of such stockholders, respectively.

7.04 Extension; Waiver. Subject to Sections 7.01(c) and (d), at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Merger Agreement or in any document delivered pursuant to this Merger Agreement, (c) waive compliance with any of the agreements of the other party contained in this Merger Agreement, or (d) waive any of the conditions contained in this Merger Agreement to the performance of the waiving party’s obligations hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Merger Agreement to assert any of its rights under this Merger Agreement or otherwise shall not constitute a waiver of such rights.

7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Merger Agreement pursuant to Section 7.01, an amendment of this Merger Agreement pursuant to Section 7.03 or an extension or waiver of this Merger Agreement pursuant to Section 7.04 shall, in order to be effective, require in the case of Cirracor or the Company, the approval thereof by action of not less than a majority of the members then in office of its Board of Directors.

7.06 Return of Documents. In the event of termination of this Merger Agreement for any reason, Cirracor, the Cirracor Stockholder and Company will return to the other party all of the other party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Merger Agreement, whether obtained before or after execution of this Merger Agreement. Cirracor, the Cirracor Stockholder or Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party’s information kept confidential.

ARTICLE VIII

Indemnification and Related Matters

8.01 Survival of Representations and Warranties. The representations and warranties in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall survive for a period of two years after the Effective Time of the Merger. Any representation or warranty that would otherwise terminate in accordance with this Section 8.01 will continue to survive if written notice of a claim shall be given under this Article VIII on or prior to the second anniversary of the Effective Time of the Merger until the related claim for indemnification shall have been satisfied or otherwise resolved as provided in this Article VIII.

8.02 Indemnification.

(a) Each of the Company and the Public Company, as the surviving corporation in the Merger, hereby agrees to indemnify and hold harmless Cirracor and the Cirracor Stockholder (in the aggregate, in proportion to Cirracor Stockholder’s ownership of the capital stock of Cirracor, on a fully diluted basis) and each of their affiliates and their respective fiduciaries, directors, officers, controlling persons, representatives and agents against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses and costs of investigation) (a “Loss”) arising, directly or indirectly, out of or in connection with (i) any material breach of any representation or warranty of the Company contained in this Merger Agreement, or (ii) any breach of any covenant or agreement of the Company contained in this Merger Agreement.

(b) Cirracor (solely prior to the Effective Time of the Merger) and the Cirracor Stockholder (both prior to and after the Effective Time of the Merger) hereby jointly and severally agree to indemnify and hold harmless the Company and the Public Company, as the surviving corporation in the Merger, and each of their affiliates and their respective fiduciaries, directors, officers, controlling persons, representatives and agents against and hold them harmless from any Loss arising, directly or indirectly, out of or in connection with (i) any material breach of any representation or warranty of Cirracor or the Cirracor Stockholder contained in this Merger Agreement, (ii) any breach of any covenant or agreement of Cirracor or the Cirracor Stockholder contained in this Merger Agreement, (iii) any liabilities of (x) Cirracor in excess of the $100,000 cap described in Sections 3.02(e) and 3.02(w) plus the costs and expenses set forth in Section 5.05 with a $125,000 cap occurring or accruing prior to the Effective Time of the Merger, including but not limited to any securities law violations or (y) the Cirracor Stockholder occurring or accruing at anytime; or (iv) any claim by any Cirracor stockholder related to any acquisition of shares of Cirracor Stock by the Cirracor Stockholder. The sole recourse of the Company and the Public Company shall have against the Cirracor Stockholder for any such Loss shall be to the Pledged Shares, unless the Loss arises, directly or indirectly, out of or in connection with any breach of a representation or warranty that was knowing, intentional, grossly negligent or reckless (each, a “Significant Breach”), in which event the Company’s and the Public Company’s recourse against the Cirracor Stockholder shall not be limited to the Pledged Shares. Instead, with respect to any Loss resulting from a Significant Breach that cannot be fully satisfied by recourse to all of the Pledge Shares, then in addition to all of the Pledged Shares, such indemnity shall continue against the Cirracor Stockholder responsible.

(c) In furtherance of the foregoing, at the Effective Time of the Merger, the Cirracor Stockholder shall pledge or cause to be pledged to the Public Company an aggregate of at least 700,000 shares of Public Company Stock and such Pledged Shares shall be deposited with an independent collateral agent to secure the indemnification obligations of the Cirracor Stockholder under this Article VIII. Such Pledged Shares will be governed by the terms of the Pledge Agreement with an independent collateral agent selected by the Public Company and reasonably acceptable to the Cirracor Stockholder (the “Collateral Agent”). The Cirracor Stockholder by virtue of the approval of this Merger Agreement, (i) consents to, and will cause and authorize the Public Company on its behalf to, deposit the Pledged Shares with the collateral agent, and (ii) agrees to be bound by the indemnification provisions of this Article VIII.

(d) In the event any indemnified party (an “Indemnified Party”) should have a claim against an indemnifying party (an “Indemnifying Party”) pursuant to this Article VIII, the Indemnified Party shall notify the Indemnifying Party of a claim promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party) following the Indemnified Party becoming aware of the same (the “Indemnification Notice”). The failure by an Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VIII, except to the extent that the Indemnifying Party has been materially prejudiced by such failure. If the Indemnifying Party does not deliver a written notice of its objection to all or any part of such claim or demand to the Indemnified Party within ten (10) Business Days of its receipt of the Indemnification Notice (such lack of notice being a deemed “Indemnification Acceptance”), then the Indemnifying Party shall be deemed to have accepted such claim or demand and shall promptly pay or cause to be paid the amount claimed or demanded by the Indemnified Party. If there is not an Indemnification Acceptance by the Indemnifying Party, the Indemnified Party may initiate arbitration pursuant to the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), which arbitration shall be held in Dallas, Texas.

When the Indemnified Party initiates arbitration, it shall select one arbitrator who shall be a practicing, licensed Texas attorney, judge or former judge and provide notice of such arbitrator to the Indemnifying Party and the AAA. Within fifteen (15) days after receipt of such demand, the Indemnifying Party shall name its arbitrator who shall be a practicing, licensed Texas attorney, judge or former judge. If the Indemnifying Party fails or refuses to name a second arbitrator, the AAA shall name a second arbitrator. The two arbitrators shall, within fifteen (15) days of the designation of the second arbitrator select an impartial third arbitrator who shall be a practicing, licensed Texas attorney, judge or former judge; provided, however, if the two arbitrators are not able to agree on a third arbitrator with such fifteen (15) day period, either party may request the AAA to select an impartial third arbitrator who shall be a practicing, licensed attorney, judge or former judge. All other matters relating to the arbitration shall be governed by the Rules. Whichever party does not prevail at the arbitration shall pay all costs for the arbitration, including, but not limited to, the reasonable fees and expenses of the prevailing party, including reasonable attorney’s fees. The final arbitration decision shall be issued within 150 days of the date arbitration was initiated. Arbitration is the sole dispute resolution mechanism for an indemnification disputes, and all arbitration awards are final and may be enforced in any state or federal court in Dallas County, Texas. Any claim by the Indemnified Party for which there is an Indemnification Acceptance or a final arbitration decision declaring that the Indemnifying Party should provide indemnification to the Indemnified Party is referred to herein as an “Indemnifiable Claim.” With respect to an Indemnifiable Claim, the Public Company shall not authorize the Collateral Agent to exercise the remedies set forth in the Pledge Agreement until at least 30 days from the date the claim is an Indemnifiable Claim (the “30 Day Cure Period”). During such period, the Cirracor Stockholder may satisfy the Indemnifiable Claim by wire transfer or bank check of sufficient funds and obtain a release by the Collateral Agent of a portion of the Pledged Shares with the number of such Pledged Shares being released being based on the current valuation as follows: (i) if the Public Company Stock is listed for trading on a national securities exchange or is quoted on the Nasdaq National Market or the Nasdaq SmallCap Market, then the current value per share shall be the average closing price of a Public Company Share over a 30 day period immediately preceding the date the final amount of the Indemnifiable Claim is determined; (ii) if the Public Company Stock is quoted on the over the counter market, then the current value per share shall be the average of the closing bid price and asked price over a 30 day period immediately preceding the date the final amount of the Indemnifiable Claim is determined; and (iii) otherwise the fair market value of a Public Company Share as determined in good faith by the Board of Directors of the Public Company and provided to the Collateral Agent.

(e) To the extent the proceeds of sale pursuant to the Pledge Agreement are not sufficient to satisfy its indemnification obligations hereunder, the Cirracor Stockholder shall not be obligated for any remaining amounts except as set forth in Section 8.02(b) above with respect to a Significant Breach, in which event the Cirracor Stockholder shall promptly pay any remaining amounts owed by wire transfer or bank check.

(f) The Pledge Agreement shall provide that (i) unless on or prior to the one year anniversary of the Effective Time of the Merger, the Public Company provides an Indemnification Notice to the Cirracor Stockholder and the Collateral Agent regarding a claim (i) for which the Indemnifying Party has provided an Indemnification Acceptance or (ii) that the

Indemnifying Party has not provided an Indemnification Acceptance and the Indemnified Party has initiated the arbitration process described in Section 8.02(d) to have such claim declared an Indemnifiable Claim, then 50% of the Pledged Shares shall be released by the Collateral Agent to the Cirracor Stockholder without the need of any consent thereto by the Public Company and (ii) unless on or prior to the two year anniversary of the Effective Time of the Merger, (x) the Public Company provides an Indemnification Notice to the Cirracor Stockholder and the Collateral Agent regarding a claim (i) for which the Indemnifying Party has provided an Indemnification Acceptance or (ii) that the Indemnifying Party has not provided an Indemnification Acceptance and the Indemnified Party has initiated the arbitration process described in Section 8.02(d) to have such claim declared an Indemnifiable Claim and/or (y) there are claims still outstanding for which an Indemnification Notice was previously provided that were either accepted by the Indemnifying Party pursuant to an Indemnification Acceptance or the Indemnified Party has initiated the arbitration process described in Section 8.02(d), the remaining Pledged Shares shall be released by the Collateral Agent to the Cirracor Stockholder without the need of any consent thereto by the Public Company. The customary fees and expenses of the Collateral Agent shall be shared equally by the Public Company and the Cirracor Stockholder as set forth in the Pledge Agreement.

8.03 Third Party Claims.

(a) With regard to claims by third parties, in the event any Indemnifying Party notifies the Indemnified Party within ten (10) Business Days after receiving the Indemnification Notice that the Indemnifying Party is assuming the defense thereof: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice (and at its expense) reasonably satisfactory to the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party which consent shall not be unreasonably withheld; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, and, in a settlement or compromise which does not involve only the payment of money by the Indemnifying Party, without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld.

(b) With regard to claims by third parties, in the event the Indemnifying Party does not notify the Indemnified Party within ten (10) Business Days after the Indemnified Party has received an Indemnification Notice that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Article VIII, to undertake the defense, compromise or settlement of such claim for the account of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of any claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Article IX.

(d) In the event that the Indemnifying Party undertakes the defense of any claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

ARTICLE IX

General Provisions

9.01 Notices. All notices, requests, claims, demands and other communications under this Merger Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Cirracor, to:

Cirracor, Inc.
3375 Toopal Dr, Suite 101
Oceanside, CA 92054

(b)	if to Cirracor Stockholder, to:

Grove Panda Investments, LLC
333 S. Beverly Dr. #208
Beverly Hills, CA 90212
Attn: Peter Geddes

(c)	if to the Company, to:

Panda Ethanol, Inc.
4100 Spring Valley, Suite 1001
Dallas, TX 75244
Facsimile: (972) 455-3890
Attn: General Counsel

(d)	if to the Public Company after the Effective Time of the Merger, to:

Panda Ethanol, Inc.
4100 Spring Valley, Suite 1001
Dallas, TX 75244
Facsimile: (972) 455-3890
Attn: General Counsel

9.02 Definitions. For purposes of this Merger Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “material adverse change” or “material adverse effect” means, when used in connection with the Company or Cirracor, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of Cirracor to the consummation of the Merger);

(c) “person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

(d) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

9.03 Interpretation. When a reference is made in this Merger Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Merger Agreement unless otherwise indicated. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. Whenever the words “include”, “includes” or “including” are used in this Merger Agreement, they shall be deemed to be followed by the words “without limitation”.

9.04 Entire Agreement; No Third-Party Beneficiaries. This Merger Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Merger Agreement. This Merger Agreement is not intended to confer upon any person other than the parties any rights or remedies.

9.05 Governing Law. This Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06 Assignment. Neither this Merger Agreement nor any of the rights, interests or obligations under this Merger Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Merger Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions of this Merger Agreement in any court of the United States located in the State of Texas, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of Texas in the event any dispute arises out of this Merger Agreement or any of the transactions contemplated by this Merger Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Merger Agreement or any of the transactions contemplated by this Merger Agreement in any state court other than such court.

9.08 Severability. Whenever possible, each provision or portion of any provision of this Merger Agreement will be interpreted in such manner as to be effective and valid under applicable law but, if any provision or portion of any provision of this Merger Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Merger Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.09 Counterparts. This Merger Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Merger Agreement as of the date first above written.

CIRRACOR, INC.

By:	/s/ REED FISHER
Name:	Reed Fisher
Title:	President

GROVE PANDA INVESTMENTS, LLC

By:	/s/ PETER GEDDES
Name:	Peter Geddes
Title:	Manager

PANDA ETHANOL, INC.

By:	/s/ CARTER CHEEK
Name:	Carter Cheek
Title:	Vice President Finance

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